Filed pursuant to Rule 433
March 7, 2006
Relating to
Prospectus Supplement dated March 7, 2006 to
Prospectus dated April 29, 2005
Registration Statement Nos. 333-123535
and 333-13160
Pricing Term Sheet for Floating Rate Notes due 2009
Issuer: DaimlerChrysler North America Holding Corporation
Guarantor: DaimlerChrysler AG
Security Type: SEC Registered
Principal Amount: $1,250,000,000
Stated Maturity Date: March 13, 2009
Coupon: Three-Month LIBOR + .43%
Issue Price (Initial Public Offering Price): 100%
Underwriters’ Discount: .225%
Net Proceeds, before expenses, to Issuer: 99.775%
Trade Date: March 7, 2006
Original Issue Date (Settlement): March 14, 2006
Interest Payment and Interest Reset Dates: March 13, June 13, September 13 and
December 13 of each year, commencing June 13, 2006
Initial Interest Rate:	Three-Month LIBOR + .43%, to be determined on the second LIBOR
Business Day prior to the Original Issue Date
Bookrunners:	Banc of America Securities LLC, Deutsche Bank Securities Inc.,
J.P. Morgan Securities Inc.
Co-Lead Managers: Barclays Capital Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., RBS Greenwich Capital Markets Inc.
Co-Managers: ABN AMRO Incorporated, BNP Paribas Securities Corp., BNY Capital Markets, Inc., Bayerische Landesbank, Blaylock & Partners, L.P., Calyon Securities (USA) Inc., Comerica Securities, Inc., Commerzbank Capital Markets Corp., Loop Capital Markets LLC, Mitsubishi UFJ Securities International plc, Mizuho International plc, SG Cowen Securities Corporation, The Williams Capital Group, L.P.
The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer and the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.